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                                                                      EXHIBIT 4



                           THE CHICAGO CORPORATION

James C. Derks
Vice President


                                        April 25, 1995

Private and Confidential

Mr. Steve Dollinger
Kidd, Kamm & Company
9454 Wilshire Boulevard
Suite 920
Beverly Hills, CA 90212

Dear Mr. Dollinger:

        In connection with your consideration of a possible business combination with, or any related transaction involving, the assets or business of Huffman Koos Inc. ("HK" or the "Company") in one or a series of transactions (each, a "Transaction"), the Company and/or its affiliates, agents, advisors or other representatives (each, an "HK Representative") is prepared to furnish you with certain confidential and proprietary information concerning the Company's assets and business. The Chicago Corporation is acting as exclusive financial advisor to the Company and is authorized to sign this Agreement on its behalf. In consideraton of the opportunity to review any such information provided by HK, you agree as follows:

        1. You hereby agree to treat confidentially any information furnished to you by HK or HK's Representatives (collectively, the "Evaluation Material"); provided, however, that the term "Evaluation Material" does not include information which (i) is at the time of disclosure to you or later becomes generally known to the public other than as a result of disclosure directly or indirectly by you or your affiliates, agents, advisors or other representatives (each, "your Representative"), (ii) becomes available to you on a non-confidential basis from a source other than HK or HK's Representatives, provided that such source is not and was not bound by a confidentiality agreement with or other obligation of secrecy to HK or (iii) has already been independently acquired or developed by you without violating any confidentiality agreement with or obligation of secrecy to HK.

One First National Plaza
Suite 3350
Chicago, Illinois 60603
312-732-8200

   INVESTMENT BANKING/INVESTMENT ADVICE/MEMBER OF ALL PRINCIPAL EXCHANGES

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                                                        April 25, 1995

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        2.      You agree to use the Evaluation Material only for the purpose of evaluating the Transaction and you will not use the Evaluation Material in any other way (including but not limited to direct or indirect disclosure to any third parties); provided, however, that you may disclose any Evaluation
Material to your Representatives who need to know such information for the sole purpose of evaluating the Transaction (provided that they shall be informed by you of the confidential nature of such information and that prior to any such disclosure such Representatives shall agree to be bound by this agreement). You also agree that all communications by you and your Representatives shall be through representatives of The Chicago Corporation. Under no circumstances shall HK be contacted directly.

        3. If at any time when the Evaluation Material is in your possession or in the possession of your Representatives such information is subpoenaed or demand for production is made by any other form of legal process by any court, administrative or legislative body, or any other person or entity purporting to have authority to subpoena or demand the Evaluation Material, the person to whom the subpoena or demand is directed will not produce the Evaluation Material without first giving written notice of the subpoena or demand (including the delivery of a copy thereof) to William Hellman, Chairman of the Board of HK within a reasonable time prior to the time when production of the Evaluation Material is requested by the subpoena or demand. In any event, the party to whom the subpoena or demand is directed shall request the person or entity propounding the subpoena or demand to give HK a reasonable time to object to such production. In the event that a protective order or other remedy is not obtained, or that HK waives compliance with the provisions hereof, you agree to furnish only the portion of the Evaluation Material which you are advised by written opinion of your counsel is legally required and to use every reasonable effort to obtain assurances that confidential treatment will be accorded such Evaluation Material.

        4. For a period of two years from the date hereof you and your affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) will not (and you and they will not assist or encourage others to), directly or indirectly, unless specifically authorized in writing in advance by HK:

                (i) acquire or agree, offer, seek or propose to acquire ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any of HK's assets or businesses or any securities issued by HK, or any rights or options to acquire such ownership (including from a third party), or
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                                                               April 25, 1995

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                (ii)    seek or propose to influence or control HK management
        or its policies (or request permission to do so) or

                (iii) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing.

        5. You shall not make any public disclosure concerning the subject matter of this agreement or of your consideration of a Transaction, including that Evaluation Material has been made available to you or that you are having or have had discussions with HK; provided, however, that you may make such disclosure if you have received the written opinion of your outside counsel that such disclosure must be made by you in order that you not commit a violation of applicable law, and you advise HK of your obligation to make such disclosure, and provide HK with a copy of the opinion of counsel, the proposed disclosure and an opportunity to discuss such disclosure with you and your counsel as early as practicable prior to such disclosure.

        6. The Company may elect at any time to terminate further access by you to Evaluation Material, and you agree that, upon any such termination or upon our request you will promptly (and in any case within 14 days of the Company's request) return to us all copies of the Evaluation Material and will destroy or cause to be destroyed all memoranda, notes and other writings prepared by you or your Representatives based on the Evaluation Material. No such actions will affect your obligations hereunder or those of your Representatives, all of which obligations shall continue in effect. You agree not to make copies of the Evaluation Material except as necessary to assist you in your consideration of the Transaction.

        7. From and after the date of this Agreement and continuing for a period of eighteen months thereafter, you agree that no person involved in or with a knowledge of the discussions between us with respect to a Transaction, acting on your behalf or on behalf of your subsidiaries or affiliates (a "Restricted Person"), shall, directly or indirectly, solicit to employ (whether as an employee, officer, director, agent, consultant or independent contractor) any person who is now employed by the Company or its Representatives. The term "solicit for employment" includes any communication (written, telephone or oral) from or initiated by a Restricted Person, or any search or other recruitment entity or person employed by or at the direction of a Restricted


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                                                                April 25, 1995

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Person, to any employee of HK (except any such communication directly in response to a written, telephonic or other contact initiated by such employee) but does not include advertising to fill one or more positions in any newspaper of general circulation or industry publication on a basis consistent with past practice.

        8. You agree that money damages would not be a sufficient remedy for any breach of this agreement by you or your Representatives, and that in addition to all other remedies HK shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and you further agree to waive any requirement for the securing or posting of any bond in connection with such remedy.

        9. Neither HK nor any HK Representative makes any representation or warranty as to the accuracy or completeness of the Evaluation Material. Neither HK nor any HK Representative shall be subject to any liability resulting from the use of the Evaluation Material by you or your Representatives. Only those representations and warranties that are made in a definitive agreement relating to the Transaction, when, as, and if it is executed, and subject to such qualifications, limitations and restrictions as may be specified in such agreement, will have legal effect. You also acknowledge that to the extent the Evaluation Material consists of financial projections, such projections may be based upon a number of assumptions and no assurance is given that such assumptions are correct or that such projections will be realized. Finally, HK is under no duty or obligation to provide you or your Representatives with access to any information, and nothing herein is intended to impose any such obligation upon HK or the HK Representatives.

        10. This agreement may be executed in one or more counterparts, each of which shall, for all purposes, be deemed an original and all such counterparts, taken together, shall constitute one and the same agreement, even though all of the parties may not have executed the same counterpart of this agreement.

        11. It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

        12. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this letter agreement, which shall remain in full force and effect.

        13. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflict of laws, principles or rules. This agreement shall be binding on you and your Representatives for a period of two years from the date hereof.

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                                                                April 25, 1995

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        If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this agreement, which will constitute your binding agreement with HK with respect to the matters set forth herein; provided, however, that it is mutually understood and agreed that you or any of your Representatives use of the Evaluation Material for any purpose shall itself constitute your agreement and acceptance of the terms and restrictions hereof.

                                        Sincerely,

                                                THE CHICAGO CORPORATION,
                                                as representative and on behalf
                                                of the Company

                                        By: /s/ James Derks
                                            ---------------------

AGREED:

KIDD, KAMM & COMPANY

By: /s/ Steven Dollinger
   ---------------------------

Title: Associate
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Dated: 4/25/95
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